Exhibit 99.1

PRESS RELEASE

Energy Focus Appoints Jerry Turin as New Chief Financial Officer

SOLON, Ohio, May 22, 2018 (GLOBE NEWSWIRE) — Energy Focus, Inc. (NASDAQ:EFOI), a leader in LED lighting technologies, today announced that Jerry Turin will join the company as its Chief Financial Officer and Secretary on May 29, 2018.

Mr. Turin is an experienced Chief Financial Officer with more than 20 years of strategic leadership in corporate finance, business development, turnarounds, mergers and acquisitions, capital raising and investor relations within public and privately-held companies. Most recently, Mr. Turin served as Chief Financial Officer of Intematix, a venture-owned supplier of phosphors and lighting solutions for the LED market. He helped lead the company’s turnaround through operational streamlining, manufacturing consolidation, gross margin expansion and an acquisition, culminating in its successful sale to a China-backed LED joint venture in 2017. Prior to that, Mr. Turin was the Chief Financial Officer of Oclaro, a publicly traded supplier of optical solutions for network equipment customers, from 2008 to 2013. In this role, he raised over $500 million in financing from equity, debt, divestitures and other transactions to fund revenue growth from $250 million to $600 million through a sector roll up of public and private optical companies. Before that, Mr. Turin served as Oclaro’s Vice President of Finance and was Corporate Controller from 2005 to 2008. Earlier in his career, Mr. Turin was Director of Finance at Silicon Spice and Corporate Controller at Cirrus Logic. Mr. Turin received a Bachelor of Commerce degree from the University of Alberta and began his career with 11 years at Deloitte & Touche, where he was promoted through multiple levels to Senior Manager.

“We are very fortunate to have a seasoned and strategic CFO of Jerry’s caliber on the Energy Focus team to help us scale the company to the next level. His deep technology, operational and financial experience in semiconductors, optical components and LED solutions will bring a valuable perspective to our strategic initiatives.” said Dr. Ted Tewksbury, the Company’s Chairman, CEO and President. “Jerry joins us at an ideal time as we transition from the first phase of our turnaround, which was focused on reducing costs, recruiting a nationwide sales force and building the new product engine to the second phase, focused on revenue growth and scale. Jerry has proven himself to be a visionary leader in formulating and implementing transformational business and financial transactions.”

“I’m delighted to be joining the talented team at Energy Focus at this exciting time,” said Mr. Turin. “I look forward to building on the significant progress that has already been made and using my extensive financial, business development, investor relations and transactional experience to help scale the company and unlock shareholder value.”

Mr. Turin replaces Michael H. Port, who has been serving as the Company’s Chief Financial Officer and Secretary since March 2017. Mr. Port joined the Company as Corporate Controller in July 2015 and served three months as interim CFO before stepping into the CFO role. He will be leaving the company after the second quarter reporting to pursue new opportunities.

“On behalf of the Energy Focus Board of Directors, I’d like to thank Michael for his dedication to the Company and his contributions to the first phase of our turnaround”, said Dr. Tewksbury.

About Energy Focus, Inc.

Energy Focus is a technology innovation leader in energy-efficient LED lighting solutions. As the creator of the first UL-verified flicker-free LED tubes on the U.S. market, Energy Focus products provide dramatic energy, maintenance and cost savings while providing superior aesthetics, safety, health and sustainability benefits over conventional lighting. Our customers include U.S. and foreign navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies.

Energy Focus is headquartered in Solon, Ohio. To learn more about Energy Focus, please call 1-800-327-7877 or visit www.energyfocus.com.

Contact:

Energy Focus, Inc.

Theodore L. Tewksbury III

Chairman, Chief Executive Officer and President

ir@energyfocus.com

440-715-1300